Exhibit (b)

Equity Commitment Letter

July 28, 2023

Ultimate Vitor II Holdings Limited
Craigmuir Chambers, Road Town,
Tortola, VG 1110, British Virgin Islands

Ladies and Gentlemen:

Mr. Yi Zhang (the “Sponsor”) is pleased to offer this commitment with respect to the purchase, directly or indirectly, of certain equity interests of Ultimate Vitor II Holdings Limited, a business company incorporated under the laws of the British Virgin Islands (“Parent”). Parent has entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time), by and among Zhangmen Education Inc. (the “Company”), Parent and Summit Lustre Limited (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”). Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1.    Commitment. The Sponsor hereby commits to contribute to Parent at or prior to the Effective Time an aggregate amount of US$7,000,000 (such commitment, the “Commitment”) in immediately available funds, on the terms and subject to the conditions specified herein, which Commitment is to be used by Parent solely for the purpose of (i) funding a portion of the Merger Consideration required to be paid by Parent to consummate the Merger and other transactions contemplated under the Merger Agreement (the “Transaction”) pursuant to and in accordance with the Merger Agreement and (ii) payment of a portion of the fees and expenses in connection with the Transaction. The Sponsor will not have any obligation under any circumstances to contribute, directly or indirectly, any capital or money that would be more than the amount of the Commitment to Parent, Merger Sub or any other person pursuant to the terms of this letter agreement (this “Agreement”). In the event that Parent does not require all of the funds which the Sponsor has committed pursuant to this Agreement to consummate the Merger, the amount of the Commitment to be funded under this Agreement may be reduced in a manner agreed by Parent, the Sponsor and the Company but only to the extent that Parent and Merger Sub have sufficient fund to consummate the Transaction following such reduction.

2.    Conditions. The Sponsor’s Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub, (ii) the satisfaction or waiver (to the extent permitted) at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Effective Time but subject to the prior or substantially concurrent satisfaction of such conditions) and (iii) the Closing occurring substantially simultaneously in accordance with the terms of the Merger Agreement. The Sponsor may allocate all or a portion of the Commitment to (i) one or more Affiliates of the Sponsor, or (ii) subject to the prior written consent of Parent, other persons, provided that in each case, (a) such allocation shall not relieve the Sponsor of his obligations hereunder if such person to which the Commitment is allocated does not perform, and (b) the Sponsor’s Commitment hereunder will only be reduced by any amounts of capital actually contributed to Parent (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Merger Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses pursuant to the Merger Agreement.

3.    Limited Guarantee. Concurrently with the execution and delivery of this Agreement, the Sponsor is executing and delivering to and in favor of the Company a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guarantee”). The parties hereto hereby agree and acknowledge that the Company’s Specific Performance Rights (as defined below) pursuant to clause (ii) of the first sentence of Section 5 hereof, the Company’s rights against Parent and Merger Sub pursuant to the Merger Agreement and the Company’s right to assert any other Retained Claim (as defined in the Limited Guarantee) against the Non-Recourse Party(ies) (as defined in the Limited Guarantee) against which such Retained Claim may be asserted as set forth in Section 8 of the Limited Guarantee, shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Sponsor or any other Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby or the negotiation thereof, including in the event that Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Sponsor’s breach of his obligations under this Agreement.

4.    Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided that the Company is an express third party beneficiary hereof and shall have the Specific Performance Rights provided in Section 5 of this Agreement and rights granted under Sections 1 and 6 of this Agreement.

5.    Enforceability. This Agreement may only be enforced by (i) Parent, or (ii) the Company against the Sponsor to enforce the Sponsor’s obligation to fund his Commitment in accordance with the terms hereof (the “Specific Performance Rights”), pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.12 of the Merger Agreement and those set forth herein. No creditor of Parent or Merger Sub (other than the Company to the extent provided in this Section 5) shall have any right to enforce this Agreement or to cause Parent or any other person to seek to enforce this Agreement against the Sponsor.

6.    No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Sponsor and the Company. Together with the Merger Agreement, the Limited Guarantee, any other limited guaranties related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement, the Support Agreement and certain confidentiality and non-disclosure agreement entered by and between the Company and the Sponsor, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsor or any of his Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties hereto acknowledges that each party and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

8.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.    Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

10.  Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of the Sponsor in each instance, provided that no such written consent is required for any disclosure of the existence or content of this Agreement to (i) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger and (ii) Parent’s or the Company’s Affiliates and Representatives who need to know of the existence of this Agreement.

11.  Termination. The obligation of the Sponsor under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time all such obligations shall be discharged, but subject to the performance of such obligations), (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously made a claim under its Specific Performance Rights or rights under Sections 1 or 6 of this Agreement, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor, consistent with the terms hereof); provided that if the Parent Termination Fee is payable such Parent Termination Fee must be received by the Company in full for this Agreement to terminate, and (c) the Company receiving the Parent Termination Fee pursuant to the Merger Agreement or receiving such payment from the Guarantor (as defined in the Limited Guarantee) under the Limited Guarantee in respect of such obligations.

12.  No Assignment. The Commitment evidenced by this Agreement shall not be assigned or delegated, in whole or in part, (i) by the Sponsor without Parent’s prior written consent, except that the Sponsor may assign or delegate all or a portion of his obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates; provided, that such assignee or delegate has certified in writing to Parent and the Company prior to such assignment or delegation that it agrees to accept and undertake any and all assigned or delegated obligations hereunder and that it is capable of performing all of its obligations hereunder; provided further, that any such assignment or delegation shall not relieve the Sponsor of his obligations under this Agreement to the extent not performed by such Affiliate, investment fund or investment vehicle; and (ii) by Parent without the Sponsor’s prior written consent, provided that Parent may assign or delegate the Commitment under this Agreement to Merger Sub.

13.  Representations and Warranties. The Sponsor hereby represents and warrants with respect to himself to Parent that this Agreement has been duly and validly executed and delivered by him and constitutes a valid and legally binding obligation of the Sponsor and (assuming due execution and delivery of this Agreement, the Merger Agreement, and the Limited Guarantee by all parties hereto and thereto), enforceable against the Sponsor in accordance with the terms of this Agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)).

Sincerely,
Yi Zhang
/s/ Yi Zhang

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:
Ultimate Vitor II Holdings Limited
By:	/s/ Yi Zhang
Name: Yi Zhang
Title: Director

[Signature Page to Equity Commitment Letter]